FOR IMMEDIATE RELEASE
July 3, 2017

CONTACT:
Amy Randolph
217.365.4049
amy.randolph@busey.com

First Busey Corporation Finalizes Acquisition of First Community Financial Partners, Inc. and First Community Financial Bank

Champaign, IL – First Busey Corporation ("Busey") (NASDAQ: BUSE), the holding company for Busey Bank, today announced the completion of its previously announced merger with First Community Financial Partners, Inc. ("First Community") (NASDAQ: FCFP), the holding company for First Community Financial Bank. The transaction was announced on February 6, 2017.

Under the terms of the definitive agreement, at the effective time of the merger, each share of First Community common stock issued and outstanding as of the effective time was converted into and constituted the right to receive 0.396 shares of Busey common stock and $1.35 in cash. Based on Busey's five-day volume weighted average closing price of $29.27 on June 30, 2017, the implied per share purchase price was $12.94 with an aggregate transaction value of approximately $235.5 million. Busey will operate First Community Financial Bank as a separate banking subsidiary of Busey until it is merged with Busey Bank, which is expected to occur in the fourth quarter of 2017.

First Busey President and Chief Executive Officer Van A. Dukeman said, "This business combination is consistent with our strategy of expanding into markets with both population and commercial density in the Midwest through disciplined partnerships with companies who have similar operating and cultural philosophies. Joining together with First Community offers significant growth possibilities for the combined associate, customer, community and shareholder base."

First Community had total consolidated assets of $1.34 billion, total loans of $1.05 billion and total deposits of $1.11 billion as of March 31, 2017.

Roy C. Thygesen, Chief Executive Officer of First Community, said, "We are excited First Community customers will be able to take advantage of an expanded array of commercial, consumer and wealth management services and capabilities. As importantly, our combined size gives us the lending capacity to support growth in our clients' credit needs for years to come, delivered in the community banking approach they have come to expect, by the same experienced professionals they know and trust."

Both companies value an engaged and empowered workforce and are committed to building a premier, service-oriented, community experience. Busey has been consistently recognized among the Best Places to Work in Illinois since 2016 by Best Companies Group and additional partners, as well as named one of the 2016 Best Banks to Work For by American Banker magazine. Further, both Busey and First Community were named among the top performing small-cap banks and thrifts—Sm-All Stars—by Sandler O'Neill + Partners, L.P. in 2016; they were two of only 26 selected in the nation, and the only two Illinois banks to be named.

Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to First Busey Corporation and Stephens Inc. served as financial advisor and provided a fairness opinion to First Busey Corporation. Howard & Howard Attorneys PLLC served as legal counsel to First Community Financial Partners, Inc. and FIG Partners served as financial advisor and provided a fairness opinion to First Community Financial Partners, Inc.

Busey Corporate Profile
Following the merger, First Busey Corporation (NASDAQ: BUSE) is an approximately $7 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation's wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Busey Bank also offers mortgage loan products through fifteen loan production offices in the St. Louis, Kansas City, Chicago, Omaha-Council Bluffs metropolitan areas and across the Midwest. Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida. Busey Bank had total assets of $5.4 billion as of March 31, 2017.

First Community Financial Bank, First Busey Corporation's wholly-owned bank subsidiary acquired in the merger, is headquartered in Joliet, Illinois. First Community Financial Bank has nine locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville, Burr Ridge, Mazon, Braidwood, and Diamond, Illinois.

In addition, First Busey Corporation owns a payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.

Busey Wealth Management, Inc. is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of March 31, 2017, Busey Wealth Management's assets under care were approximately $5.5 billion.
For more information about us, visit www.busey.com.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business (including the impact of the Dodd-Frank Act and the extensive regulations to be promulgated thereunder, as well as the Basel III Rules); (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.